UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 13, 2006
Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)	75056 (Zip Code)
Registrant’s telephone number, including area code (469) 384-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
SIGNATURES

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet                  Arrangement
     On August 14, 2006, Pizza Inn, Inc. (the “Company”) and Wells Fargo Bank, N.A. (“Wells Fargo”) entered into a Limited Forbearance Agreement (the “Forbearance Agreement”), under which Wells Fargo agreed to forbear until October 1, 2006 from exercising its rights and remedies related to the Company’s existing defaults under the Third Amended and Restated Loan Agreement between the Company and Wells Fargo dated January 22, 2003 (as amended, the “Loan Agreement”).
     On October 13, 2006, Wells Fargo provided written notice of acceleration to the Company that, as a result of the expiration of the Forbearance Agreement and the Company’s existing defaults under the Loan Documents (as defined in the Loan Agreement), Wells Fargo elected to terminate the Revolving Credit Commitment (as defined in the Loan Agreement) and immediately accelerate and call due and payable all unpaid principal and accrued interest under the Notes (as defined in the Loan Agreement), along with all other unpaid obligations. All such obligations remaining unpaid after October 13, 2006 shall accrue interest at the default rate of interest, as provided in the Loan Documents. As of October 13, 2006, there was approximately $8.0 million unpaid principal and accrued interest outstanding under the Notes.
     On October 19, 2006, the Company received a proposed commitment letter from Newcastle Partners, L.P. to provide the Company with a letter of credit in the amount of $1.5 million subject to certain conditions, including the execution of a new forbearance agreement with Wells Fargo. The Company is currently negotiating a new forbearance agreement with Wells Fargo and expects to be able to execute such an agreement in the near future. The Company may not be successful in obtaining the letter of credit from Newcastle Partners, L.P. or in obtaining a new forbearance agreement with Wells Fargo.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.
Date: October 19, 2006	By:	/s/ Timothy P. Taft
Timothy P. Taft, President
and Chief Executive Officer